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                                                                    EXHIBIT 10.1


May 9, 1997




Mr. Lars Nyberg
3600 Woodhollow Road
Kettering, Ohio 45429

Dear Lars:

         In connection with the spin-off of NCR Corporation ("NCR") from AT&T Corp. ("AT&T"), NCR and AT&T entered into an Employee Benefits Agreement allocating between the two companies the primary responsibility for payment of certain items of compensation and benefits, including compensation and benefits described in letter agreements between you and AT&T dated April 19, 1995 and June 7, 1996 (the "AT&T Letter Agreements").

         This letter agreement (the "Agreement") documents the compensation and benefits which NCR agreed to pay to you pursuant to the Employee Benefits Agreement.

1. As of January 1, 1997, you will continue to be employed by NCR as Chairman of the Board and Chief Executive Officer ("CEO"). You will report to the Board of Directors of NCR. Your base salary will be established by the Board of Directors, and will be increased annually to reflect individual performance and base salary structure changes applicable to similarly situated senior executives. You will receive annual and long-term incentive payments as established by the Board of Directors. It is anticipated that, at least initially, long term incentives provided to you by NCR after its spin-off from AT&T will be generally comparable to those provided to you by NCR prior to the spin-off.

2. You will receive an annual cash payment of up to $10,000 to address education costs for your son in Sweden payable each December during the time he is a student. Any payment will include an additional tax reimbursement amount sufficient to pay the income and employment taxes that you incur with respect to both the educational reimbursement and the tax reimbursement itself.

3. In addition to the compensation and benefits described in this Agreement, you are entitled to severance benefits as described in the Change-in-Control Agreement between you and NCR. You are also eligible to participate in the NCR employee benefit plans available to U.S. based senior executives, including the benefits listed on Attachment A.

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4. You will be provided a Completion Bonus by NCR based solely on your continued
employment by NCR as follows:

June 1, 1997                        $  375,000
June 1, 1998                        $  375,000
June 1, 1999                        $3,875,000

Pursuant to the AT&T Letter Agreements, you received payment of a Completion Bonus from AT&T of $375,000 as of June 1, 1996.

5. In the event of your (1) death, (2) "Disability" (as defined below), (3) involuntary termination for other than "Cause" (as defined below), or (4) "Termination for Good Reason" (as defined below), you (or your estate in the event of your death) will be provided a one-time payment within 45 days of such termination or death, equal to $5,000,000 offset by what you have already received under the schedule of payments set forth in paragraph 4, including the June 1, 1996 payment from AT&T.

         For purposes of this Agreement, "Cause" shall be defined as follows:
(1) your conviction (including a plea of guilty or nolo contendere) of a felony or any crime of theft, dishonesty, or moral turpitude; or (2) gross omission or gross dereliction of any statutory or common law duty of loyalty to your employer. "Disability" shall be defined as your termination of employment for disability with eligibility to receive long term disability benefits under the terms of an NCR plan. "Termination for Good Reason" shall be defined as voluntary termination by you on or before June 1, 1999 following (a) a reduction in annual total compensation (i.e., base salary, target annual incentive, "Long Term Incentive" as valued below) to less than $3,000,000, or (b) your ceasing to hold the position of CEO of NCR. For purposes of these definitions only, the dollar value of your annual "Long Term Incentive" grants shall be determined by valuing Performance Shares, Performance Units, Stock Units, Restricted Stock, Restricted Stock Units, etc., at the market price at grant and assuming 100% performance achievement if such grants include performance criteria, and Stock Options and SARs will be valued at 50% of the market price of the shares or related shares at grant, as applicable.

6. If (1) you continue to be employed as CEO of NCR, and (2) you are asked and you agree to sign an employment contract for an additional two year period beyond June 1, 1999, upon the later of (1) execution of that employment contract or (2) June 1, 1999, you will be paid a Re-enlistment Bonus of $2,000,000.

7. NCR has established a Rabbi Trust with assets sufficient to fund the portion of the Completion Bonus that was unpaid at the time of the spin-off, as well as the Re-Enlistment Bonus. Under current IRS regulations, establishment of

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the Trust does not result in immediate taxable income to you. Benefits payable from the Trust, however, would be taxable income to you at the time of payment. The foregoing should not be considered tax advice to you, for which you should consult your own tax advisor.

8. Pursuant to the AT&T Letter Agreements, in September, 1995 AT&T granted you a Special Equity Grant of 400,000 AT&T Leveraged Stock Options and 35,000 AT&T Restricted Stock Units. The AT&T Leveraged Stock Options were replaced with a grant of options for an equivalent number of shares of NCR common stock under the same terms and conditions on January 2, 1997. In the event of your (1) involuntary termination from NCR for other than Cause or (2) Termination for Good Reason from NCR, such replacement options will continue to become exercisable as applicable in accordance with the terms and conditions of the option grant, as if you continued to be actively employed by NCR. In the event of your death or Disability, such options will become immediately exercisable. The 35,000 AT&T Restricted Stock Units remain denominated in AT&T stock and remain the responsibility of AT&T, and are not assumed by NCR pursuant to this Agreement.

9. Pursuant to the AT&T Letter Agreements, effective January 2, 1997, NCR provided to you an NCR stock option grant with a $5,000,000 "face value" and a grant of NCR restricted stock units with a $5,000,000 "face value." These options and restricted stock units will become exercisable or cliff vest, as applicable, in September, 1999. In the event of your (1) involuntary termination from NCR for other than Cause or (2) Termination for Good Reason from NCR, these options and restricted stock units will continue to become exercisable or vest, as applicable, in accordance with the schedule under which these awards were granted, subject to their terms and conditions, as if you continued to be actively employed by NCR. In the event of your death or Disability, such options and restricted stock units will become immediately exercisable or released of restricted, as applicable.

10. All of your unexercised AT&T stock options and all of your undistributed/unvested AT&T restricted stock units outstanding on the spin-off date, other than the 35,000 AT&T restricted stock units granted by AT&T to you in September, 1995, were replaced with comparable awards based on NCR stock with share numbers and exercise prices, as applicable, adjusted to preserve the value (including any aggregate spread) of such awards at spin-off.

11. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at NCR is by mutual consent ("employment-at-will"). NCR reserves the right to discontinue your employment with or without cause at any time and for any reason.

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12. Payments and benefits under NCR plans and programs, as well as other payments referred to in this Agreement, are subject to Internal Revenue Service rules and regulations with respect to tax withholding and reporting, and will not be grossed-up for taxes unless specifically stated otherwise. NCR reserves the right to discontinue or modify any plans, programs and practices.

13. For purposes of NCR employee benefit plans, the definition of compensation is as stated in the plans. Currently, benefits under the NCR Pension Plan, the NCR Savings Plan and the NCR Group Benefits Plan for Active Associates are based on base salary and bonuses, excluding retention and work completion bonuses and moving expenses. All other compensation and payments reflected in this Agreement, e.g., the Completion Bonus, Re-enlistment Bonus, educational reimbursement and tax-gross-up, stock options and restricted stock units, are not included in the calculation of employee benefits.

14. This Agreement documents NCR's willingness to pay you certain compensation and benefits described in the AT&T Letter Agreements. Any rights that you continue to have under the A&T Letter Agreements are not affected by execution of this Agreement.

         If you agree with the foregoing, please sign this Agreement in the space provided below and return the executed copy to me.

                                       Sincerely,


                                       /Richard H. Evans/
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                                       Richard H. Evans
                                       Senior Vice President
                                       Global Human Resources





   /Lars Nyberg/                            May 20, 1997
-----------------------------------    ---------------------------------
Acknowledged and Agreed to             Date
L. Nyberg

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                                  Attachment A

             Lars Nyberg Participation in NCR Employee Benefit Plans


1.   NCR Pension Plan

2.   NCR Savings Plan

3.   NCR Employee Stock Purchase Plan

4.   NCR WorldShares Plan

5.   The Retirement Plan for Officers of NCR ("SERP II")

6. Group Benefits Plan for Active Associates of NCR (includes Personal Choice selection of available options for health care, dental care, life insurance, short term and long term disability coverage, and other group benefits)

7.   NCR Workforce Redeployment Plan

8.   NCR Executive Financial Planning

9. Change-in-Control Agreement between NCR and Lars Nyberg, effective January 1, 1997

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